Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

WebEx Communications, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-47892, 333-61652, 333-125006, 333-129739, and 333-137753) and on Form S-3 (No. 333-67580) of WebEx Communications, Inc. of our reports dated February 26, 2007, with respect to the consolidated balance sheets of WebEx Communications, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of WebEx Communications, Inc.

As discussed in note 1 to the consolidated financial statements, effective January 1, 2006, WebEx Communications, Inc. adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.

/s/ KPMG LLP

Mountain View, California

February 26, 2007